Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178960

PROSPECTUS ADDENDUM (to Prospectus Supplements and Pricing Supplements, and Prospectus dated January 11, 2012)

UBS AG

Debt Securities

The initial offering of your securities took place on the date set forth in the applicable prospectus supplement or pricing supplement relating to your securities. When we initially offered your securities, we prepared either a prospectus supplement or a pricing supplement relating to your securities. We also prepared prospectus supplements, each referred to therein as a “product supplement”, dated as of various dates, each of which supplements and forms part of the pricing supplement relating to your securities. The applicable related product supplement related to your securities, if any, is identified in the applicable pricing supplement relating to your securities. We delivered the original prospectus supplement, or pricing supplement and, if applicable, product supplement, relating to your securities attached to a “base” prospectus dated February 27, 2003, March 27, 2006 or January 13, 2009.

We have now prepared a new “base” prospectus dated January 11, 2012. This new base prospectus replaces the base prospectuses dated February 27, 2003, March 27, 2006 and January 13, 2009. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus supplement, or pricing supplement and related product supplement, if any, as applicable.

As a result, you should read either the original prospectus supplement for your securities or the original pricing supplement for your securities and related product supplement, if any, which gives the specific terms of your securities, together with the new base prospectus dated January 11, 2012. When you read these documents, please note that all references in the original prospectus supplement, or pricing supplement and product supplement, as applicable, to the base prospectus dated February 27, 2003, March 27, 2006 or January 13, 2009, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated January 11, 2012, or to the corresponding section of that new base prospectus.

In addition, please disregard the table of contents for the base prospectus dated February 27, 2003, March 27, 2006 or January 13, 2009 that is provided in the original prospectus supplement, or pricing supplement and product supplement, for your securities. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus addendum, together with the prospectus supplements or the pricing supplements and related product supplement, if any, as applicable, and the new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement, or pricing supplement and related product supplement or supplements, as applicable, for your securities and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated January 11, 2012